Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

1 Year 9.00% per annum Callable Yield Notes due January 31, 2012 Linked to the Performance of the Russell 2000® Index and the SPDR S&P Metals & Mining ETF	$100,000	$11.61

Filed pursuant to Rule 424(b)(8)/Rule 424(b)(2)
Registration Statement No. 333-158199-10
February 4, 2011

Pricing Supplement Addendum No. 1* dated February 4, 2011
To the Pricing Supplement No. U291 dated January 26, 2011,
Underlying Supplement dated June 24, 2010, Product Supplement No. U-I dated October 18, 2010
Prospectus Supplement dated March 25, 2009
and Prospectus dated March 25, 2009

1 Year 9.00% per annum Callable Yield Notes due January 31, 2012 Linked to the Performance of the Russell 2000® Index and the SPDR S&P Metals & Mining ETF
Financial Products

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP:	22546EN42

Public Offering Price per Note:	$1,000.00

Principal Amount of Notes:	$100,000.00

Principal Amount per Note:	$1,000.00

Trade Date:	January 26, 2011

Settlement Date:	February 7, 2011

Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer:	$980.00 per $1,000 principal amount of Notes

Underwriting Discount and Commission:

We or one of our affiliates will pay $20.00 per $1,000 principal amount of securities in connection with the distribution of the securities, for total underwriting discounts and commissions of $2,000.00 In addition, an affiliate of ours will pay referral fees of up to $5.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of accompanying pricing supplement.

* This addendum #1 supplements Pricing Supplement No. U291 dated January 26, 2011 and the Principal Amount of Notes set forth above represents an amount in addition to the initial issuance of $532,000, for a total Principal Amount of $632,000.

You may lose some or all of your principal if you invest in the Notes. Investing in the securities involves a number of risks. See “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse